EXHIBIT 5.1


                         OPINION OF LATHAM & WATKINS LLP

                          [Latham & Watkins Letterhead]


March 28, 2008


Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025


Re: REGISTRATION OF 1,350,642 SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF GERON CORPORATION, PURSUANT TO A REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as special counsel to Geron Corporation, a Delaware corporation (the "Company"), in connection with the registration for resale of
(i) 742,158 shares of common stock, par value $0.001 per share (the "DDBO Shares"), to be issued to David D. Bohannon Organization ("DDBO") pursuant to the Common Stock Purchase Agreement, dated as of March 19, 2008, by and between the Company and DDBO (the "DDBO Agreement"), (ii) 375,926 shares of common stock, par value $0.001 per share (the "Girindus Shares"), to be issued to Girindus America Inc. ("Girindus") pursuant to the Common Stock Purchase Agreement, dated as of March 21, 2008 by and between the Company and Girindus (the "Girindus Agreement") and (iii) 232,558 shares of common stock, par value $0.001 per share (the "Lonza Shares" and, collectively with the DDBO Shares and the Girindus Shares, the "Shares"), to be issued to Lonza Walkersville, Inc. ("Lonza") pursuant to the Common Stock Purchase Agreement, dated as of March 18, 2008, by and between the Company and Lonza (the "Lonza Agreement" and, collectively with the DDBO Agreement and the Girindus Agreement, the "Agreements"), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission (the "Commission") on March 28, 2008 (the "Registration Statement"). This opinion is being furnished pursuant to the requirements of
Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof (the "Prospectus"), other than as expressly stated herein with respect to the validity of the Shares.

         As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

         We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate filed as an exhibit to the registration statement filed on Form S-1 (Registration No. 333-05853) have been manually signed by an authorized officer of the transfer agent and registrar

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therefor, and have been delivered to and paid for in the circumstances contemplated by the Agreements, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

         This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,
                                /s/ Latham & Watkins LLP